Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Zosano Pharma Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	457(c) and 457(h)	4,207,203 (2)	$0.21215 (3)	$892,559	$92.70 per $1,000,000	$82.75

Equity	Common Stock, $0.0001 par value per share	457(h)	220,000 (4)	$0.59 (5)	$129,800	$92.70 per $1,000,000	$12.04

Total Offering Amounts					$1,022,359		$94.79

Total Fee Offsets (6)							—

Net Fee Due							$94.79
(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Zosano Pharma Corporation Amended and Restated 2014 Equity and Incentive Plan (the “2014 Plan”) and the Zosano Pharma Corporation Nonstatutory Stock Option Award Agreement referenced in footnote 4 below by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)	Represents the additional shares of common stock available for future issuance under the 2014 Plan resulting from an annual increase as of January 1, 2022 pursuant to the evergreen provision therein.
(3)

This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The offering price per share and the aggregated offering price for shares reserved for future issuance under the 2014 Plan are based on the average of the high and the low price of Registrant’s common stock as reported on the Nasdaq Capital Market on March 30, 2022, which date is within five business days prior to filing this Registration Statement.

(4)

Represents shares of common stock reserved for issuance upon the vesting and exercise of a nonstatutory stock option granted as an inducement award by the Registrant to an employee under a Nonstatutory Stock Option Award Agreement in accordance with Nasdaq Listing Rule 5635(c)(4).

(5)

Such shares are issuable upon the vesting and exercise of an outstanding stock option with a fixed exercise price. Pursuant to Rule 457(h)(1) of the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the option may be exercised, which is equal to the closing price of the Registrant’s common stock as reported on the Nasdaq Capital Market on November 29, 2021.

(6)	The Registrant does not have any fee offsets.